Exhibit 10.1

AMENDMENT TO THE
VIACOM EXCESS PENSION PLAN

Effective as of March 13, 2017, the first paragraph of Section 3, Administration, of the Plan is replaced in its entirety with the following:

This Plan shall be administered by the Retirement Committee (hereinafter called the “Committee”), which shall administer it in a manner consistent with the administration of the Qualified Plan, except that this Plan shall be administered as an unfunded plan that is not intended to meet the qualification requirements of Section 401(a) of the Code.

The Committee shall consist of the Executive Vice President/Chief Administrative Officer, the Senior Vice President/Head of Compensation & Benefits and Deputy General Tax Counsel, and the Senior Vice President/Compensation and Benefits; provided, however, that the Executive Vice President/Chief Administrative Officer may add members and may remove members. If there is no employee holding such title, the person acting in that capacity or holding a successor title, as appropriate, shall serve in that position on the Committee (but if such person is already a member, he/she shall have only one vote). The Committee’s decisions in all matters involving the interpretation and application of this Plan shall be final. The Committee may act on its own behalf or through the actions of a duly authorized delegate or delegates.